Exhibit 3.2.2
AMENDMENT NO. 1 TO
AMENDED AND RESTATED BYLAWS OF IMPAX LABORATORIES, INC.
The Amended and Restated Bylaws of Impax Laboratories, Inc. (the “Bylaws”) are hereby amended as follows:

1.	Section 5 of Article II shall be amended and restated in its entirety to read as follows:
“SECTION 5. QUORUM. At all meetings of stockholders, except where otherwise provided by statute, by the Certificate, or by these Bylaws, the presence, in person, by remote communication, if applicable, or represented by proxy duly authorized, of the holders of a majority of the issued and outstanding shares of stock entitled to vote thereat shall constitute a quorum for the transaction of business. Where a separate vote by a class, classes or series is required, except where otherwise provided by the statute, the Certificate or these Bylaws, a majority of the outstanding shares of such class, classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairman of the meeting or by vote of the holders of a majority of the shares represented thereat, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.”

2.	Section 6 of Article II shall be amended and restated in its entirety to read as follows:
“SECTION 6. VOTING. Unless otherwise provided in the Certificate, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

The Board, in its discretion, or the officer of the Corporation presiding at a meeting of stockholders, in his discretion, may require that any votes cast at a meeting of stockholders shall be cast by written ballot. Except as otherwise provided by statute, by the Certificate or these Bylaws, in all matters other than the election of directors, the affirmative vote of the majority of shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders. Except as otherwise provided by the Certificate, each director shall be elected by the affirmative vote of the majority of the votes cast with respect to such director (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee) at any meeting for the election of directors at which a quorum is present; provided that each director shall be elected by a plurality of the votes cast (instead of by votes cast for or against a nominee) at any meeting at which a quorum in present for which the Board determines that the number of nominees exceeds the number of directors to be elected at such election and such determination has not been rescinded by the Board on or prior to the tenth day preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders (a “Contested Election”). In an election other than a Contested Election, stockholders will be given the choice to cast votes “for” or “against” the election of directors or to “abstain” from such vote (with abstentions and broker non-votes not counted as a vote cast “for” or “against” the election of such candidate), and stockholders shall not have the ability to cast any other vote with respect to such election of directors. In a Contested Election, stockholders will be given the choice to cast “for” or “withhold” votes for the election of directors and shall not have the ability to cast any other vote with respect to such election of directors.”
3.Except as expressly modified hereby, the Bylaws and all the provisions contained therein shall remain in full force and effect.

This Amendment No. 1 to the Bylaws was adopted by the Board of Directors of Impax Laboratories, Inc., effective March 24, 2015.
/s/ Mark A. Schlossberg
Name: Mark A. Schlossberg
Title: Senior VP, General Counsel and Corporate Secretary